September 17, 2001

Mr. Michael Nestor

5401 Leytonstone Court

Oak ridge, NC 27310

Dear Michael:

I am pleased to offer you the position of President, Human Pharmaceuticals U.S. located in New Jersey. I look forward to having you on our team.

We are confirming the following compensation with the related fringe benefits, as a beginning of what we hope will be a fruitful relationship. As an employee of Alpharma, you will receive an annual salary of $450,000 and an annual auto allowance of $15,000. In addition, you will be eligible to participate in the Company's Performance Incentive Plan, with a bonus target of 50% of your 2001 base earnings. Please note that incentive payment depends upon both individual and Company performance. This offer also includes 20,000 stock options, strike price to be determined as the average price (combining the high and low for the day) upon your first day of employment. We are also pleased to offer you a sign-on bonus of $366,800, with an equal amount scheduled to be paid to you the first pay period commencing after your second anniversary with the company.

You will be eligible to earn vacation at a rate of .77 days per pay period, for an annualized rate of four weeks vacation per year. You will also be given 12 holidays each calendar year (six of which are designated as floating holidays). Additionally, you will be entitled to the Alpharma fringe benefit package that includes the following:

    The Company will reimburse auto maintenance expenses of up to $2,000/year for vehicles up to five years old and up to $1,000/year for vehicles more than five years old. You will also be reimbursed for auto insurance, including a million dollar umbrella policy.

    Life insurance for three times your annual salary with the premium paid by the Company.

    A disability program that pays sixty percent of your base salary integrated with social security until age seventy. The Company pays the premium.

    A Defined Benefit Pension Plan fully paid by the Company in which qualified employees vest 100% after 5 years' employment.

    A Savings Plan to which the employee can save either on a pre and/or post tax basis and contribute up to 15% of base pay. The Company provides a service-weighted match on the first 6% of employee contributions. Based on length of service, the Company match increases over time up to 100%. Enrollment is subject to plan provisions.

    A group health and medical plan for which the employee pays $11.54 for single coverage or $27.69 for family coverage, for each two-week period. The Company pays the remainder of the premium. You become eligible for this coverage on your date of hire.

    A Stock Purchase Plan in which employees can elect to contribute up to four percent of salary for the purchase of Alpharma stock. The Company will match 50% of the employee's contribution. The Company's match is vested at the end of each quarter. Enrollment is subject to plan provisions.

    A tuition assistance program, which pays for job related studies provided the course, is passed with a "C" or better.

    Eligibility to participate in the Alpharma Stock Option Plan.

    Your current relocation benefits from Faulding Inc. will be available to you. The terms outlined in your offer letter from Frank Condella dated November 2, 2000 apply to your new role excluding your first day of employment; which will be considered the date of Change in Control.

    Be entitled to receive an annual $3,000 allowance (taxable) for tax and or financial planning and tax return preparation.

Given the importance of your position, you will be required to provide Alpharma with three months notification in the event of your resignation. You are also eligible for eighteen months of severance pay in the event you are terminated for any reason other than cause. You would also be entitled to this severance schedule should you experience a diminution of responsibilities or change in job title reflecting less responsibility. You also acknowledge our plans to hire at some future date a global leader for the Human Pharmaceutical business as well as Research & Development Leader for the global business, which would not constitute a diminution. Should you choose to resign from Alpharma prior to your second year anniversary date, you will forfeit the second payment of $366,800. Finally, we are in the midst of developing a new policy regarding change in control and when that policy is finalized the terms of that policy will be communicated to you. In the meantime, in the event of your termination within six (6) months after a change in control of the company or in the Company's Chief Executive Officer, your existing eighteen-month severance schedule would apply.

Michael, I am very excited about you joining Alpharma. Please note that this offer of employment is contingent upon the results of your reference check and providing necessary identification for proof of citizenship and /or authorization to work in the U.S on your first day of employment. Of course, this offer is also contingent upon the approval of the transaction with Mayne receiving the necessary shareholder approvals, as well. If you have any questions regarding documentation, you can contact George Rose at (201) 228 2130.

I would appreciate your acknowledging this offer of employment by signing this letter as a matter of record. Please return the signed copy to George.

Very truly yours,

Ingrid Wiik

President and Chief Executive Officer

Agreed and Accepted

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Michael Nestor Date